SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MONOPAR THERAPEUTICS INC.

This Second Amended and Restated Certificate of Incorporation (the “Certificate”) amends and restates the Certificate of Incorporation of Monopar Therapeutics Inc., originally filed with the Delaware Secretary of State on December 16, 2015, which was amended and restated on March 15, 2016, under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the "DGCL"). This Certificate has been duly adopted in accordance with Section 245 of the DGCL, and by written consent of a majority of stockholders under Section 228 of the DGCL.

FIRST: The name of the corporation is Monopar Therapeutics Inc. (the "Corporation").

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, in New Castle County. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 40,000,000; all of which shall be common stock having $0.001 par value per share (“Common Stock”). The Common Stock, and any other stock issued by the board of directors of the Corporation (the “Board”) (together, the “Stock”) of the Corporation shall be governed by the Bylaws of the Corporation and this Certificate. Upon the effectiveness of this Certificate, (a) each share of Series A Preferred Stock, $0.001 par value per share of the Corporation authorized and outstanding immediately prior to the effectiveness of this Certificate shall be automatically converted into 84 shares of Common Stock, $0.001 par value per share, and (b) each share of Series Z Preferred Stock, $0.001 par value per share, of the Corporation authorized and outstanding immediately prior to the effectiveness of this Certificate shall be automatically converted into 70 shares of Common Stock, $0.001 par value per share.

Section 1. General. The terms of each of the shares of Stock of the Corporation shall be equal to and identical in all respects with every other share of Stock, irrespective of class.

Section 2. Additional Stockholders. Additional persons may be admitted to the Corporation as Stockholders, and shares (of any existing or new classes) may be created for issuance to such persons, on such terms and conditions as the Board may determine.

Section 3. Conversion. The certificates representing shares of Series A Preferred Stock or Series Z Preferred Stock, as applicable, shall continue to represent the holders’ ownership in the Corporation until returned to the Corporation for replacement, at which time the Corporation shall issue and deliver to such holder of Series A Preferred Stock or Series Z Preferred Stock, or

to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which the holder is entitled.

FIFTH: To the extent permitted by law, the Corporation may purchase or otherwise acquire shares of stock of any class issued by it for such consideration and upon such terms and conditions as may be authorized by the Board from time to time.

SIXTH: In furtherance of and not in limitation of powers conferred by statute, this Article is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board pursuant to the provisions of this Certificate of Incorporation and the Bylaws of the Corporation, as amended, restated and/or modified from time to time.

2. Election of Directors. Election of directors need not be by written ballot. Voting rights with respect to election or removal of members of the Board are set forth in the Bylaws of the Corporation.

3. Authority to Amend Bylaws. In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, but subject to the express provisions of this Certificate, the Board is expressly authorized to adopt, make, alter, amend or repeal the Bylaws of the Corporation, without any action on the part of the stockholders (except to the extent specifically set forth in such Bylaws), but the Stockholders may adopt or make additional Bylaws and may alter, amend or repeal any Bylaw whether adopted by the Stockholders or otherwise.

The Corporation may in its Bylaws confer powers upon its Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

SEVENTH: To the fullest extent permitted by Delaware law, no director of the Corporation shall be personally liable to the Corporation or its stockholders (the “Stockholders”) for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law (other than any provision of the DGCL) imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

EIGHTH: The Corporation shall, to the fullest extent permitted by the DGCL, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, manager, partner, employee, or trustee of, or in a similar capacity with, another corporation, limited liability company, partnership, joint venture, trust, or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by or on behalf of an Indemnitee in connection with such action, suit, or proceeding and any appeal therefrom.

As a condition precedent to an Indemnitee’s right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding, or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding, or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee.

In the event that the Corporation does not assume the defense of any action, suit, proceeding, or investigation of which the Corporation receives notice under this Article, the Corporation shall pay in advance of the final disposition of such matter any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding, or investigation or any appeal therefrom; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article, which undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment; and further provided that no such advancement of expenses shall be made under this Article if it is reasonably determined that (i) the Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, the Indemnitee had reasonable cause to believe his or her conduct was unlawful.

The Corporation shall not indemnify an Indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of the Corporation. In addition, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

The Corporation may not indemnify an Indemnitee (i) for any liability incurred in a proceeding in which such person is adjudged liable to the Corporation or is subjected to injunctive relief in favor of the Corporation (ii) for acts or omissions that involve intentional misconduct or a knowing violation of law, fraud or gross negligence, (iii) for unlawful distributions (iv) for any transaction for which such Indemnitee received a personal benefit in violation or breach of any provision of this Certificate or the Bylaws of the Corporation, or as otherwise prohibited by or as may be disallowed under Delaware law or (v) with respect to any dispute or proceeding between the Corporation and such Indemnitee unless such indemnification has been approved by a disinterested majority of the Board or by a majority in interest of disinterested Stockholders who are entitled to vote.

All determinations hereunder as to the entitlement of an Indemnitee to indemnification or advancement of expenses shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit, or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the Stockholders of the Corporation.

The rights provided in this Article (i) shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any law, agreement, or vote of Stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of the Indemnitees. The Corporation may, to the extent authorized from time to time by its Board, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the DGCL.

No amendment, termination, or repeal of this Article or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding, or investigation arising out of or relating to any actions, transactions, or facts occurring prior to the final adoption of such amendment, termination or repeal.

NINTH: Meetings of Stockholders may be held within or without the State of Delaware, as the By-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place as may be designated from time to time by the Board or in the By-laws of the Corporation.

TENTH: The Corporation shall have the right from time to time, to amend this Certificate or any provision thereof in any manner now or hereafter provided by law. Except as expressly set forth herein, all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate or any amendment thereof are conferred subject to such right.

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In witness whereof, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed this 17th day of March, 2017.

By: /s/ Chandler D. Robinson
Chandler D. Robinson. President